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							       Exhibit 10.5




		     THE OHIO CASUALTY INSURANCE COMPANY
			DEFERRED COMPENSATION PROGRAM
			     (Dan R. Carmichael)











						  Effective February 23, 2001

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		      THE OHIO CASUALTY INSURANCE COMPANY

			 DEFERRED COMPENSATION PROGRAM

			      (Dan R. Carmichael)

				1.00    Purpose

Effective February 23, 2001, The Ohio Casualty Insurance Company establishes the Ohio Casualty Insurance Company Deferred Compensation Program to provide the deferred compensation promised to Dan R. Carmichael in Sections 3.01[3] and 3.02[3] of the Employment Agreement between Ohio Casualty Corporation and Dan R. Carmichael dated December 12, 2000. Although it is not a direct party to this Program, The Ohio Casualty Corporation joins in this Program to the extent needed to enable the Corporation to discharge its obligations under the Employment Agreement.

			      2.00    Definitions

Whenever used in this Program, the following words and phrases will have the meanings given below. Other words and phrases also may be defined in the Program text.

2.01 Account: Collectively, the Section 3.01[3] Account and the Section 3.02[3] Account.

2.02 Affiliate: Any entity that is related, through common control, to the Corporation or the Company.

2.03 Beneficiary: The person the Executive names to receive any Program benefits that are unpaid when the Executive dies. If the Executive has not effectively named a Beneficiary or if all named Beneficiaries are dead, the Executive's Beneficiary will be his surviving spouse, if any, or, if there is no surviving spouse, his estate.

2.04    Board:  The Company's board of directors.

2.05 Cause: Any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Executive of the assets or business opportunities of any Group member, conviction of the Executive of a felony or intentional or repeated or continuing violations by the Executive of the Company's written policies or procedures that occur after the Company has given the Executive written notice that he has violated these written policies or procedures.

2.06 Change in Control: The date after the Effective Date on which the earliest of the following events occurs:

	[1]   Any entity or person [including a "group" as defined in
	Section 13(d)(3) of the Exchange Act but excluding another Group member] becomes the beneficial owner of, or obtains voting control over 20 percent or more of the outstanding common shares of the Corporation or the Company;

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	[2]  The Corporation's shareholders approve a definitive
	agreement [a] to merge or consolidate the Corporation with or into another business entity (other than into the Company or another Group member) in which the Corporation is not the continuing or surviving entity or through which the Corporation's common shares would be converted into cash, securities or other property of another business entity, other than a merger of the Corporation in which holders of its common shares immediately before the merger have the same proportionate ownership of the survivor immediately after the merger as immediately before the merger or [b] to sell or otherwise dispose of substantially all the assets of the Corporation or the Group to an entity that is not a Group member;

	[3]  The Company's shareholders approve a definitive agreement
	[a] to merge or consolidate the Company with or into another business entity (other than into another Group member) in which the Company is not the continuing or surviving entity or through which the Company's common shares would be converted into cash, securities or other property of another business entity, other than a merger of the Company in which holders of its common shares immediately before the merger have the same proportionate ownership of the survivor immediately after the merger as immediately before the merger or [b] to sell or otherwise dispose of substantially all of the assets of the Corporation or the Group to an entity that is not a Group member;

	[4] Within a 12-month period, there is a change in the majority of the members of the Board; provided, however, that any new director whose nomination for election by the Corporation's shareholders was approved, or who was appointed or elected to that Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period will be disregarded in determining if there has been a change in the majority of the Board; and

	[5] Within a 12-month period, there is a change in the majority of the members of the Corporation's Board of Directors ("Corporation's Board"); provided, however, that any new director whose nomination for election by the Corporation's shareholders was approved, or who was appointed or elected to the Corporation's Board, by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period will be disregarded in determining if there has been a change in the majority of the Company's Board.

2.07    Code:  The Internal Revenue Code of 1986, as amended.

2.08    Committee:  The Corporation's Compensation Committee.

2.09 Company: The Ohio Casualty Insurance Company, an Ohio corporation, and any successor to it.

2.10 Corporation: Ohio Casualty Corporation, an Ohio corporation, and any successor to it.

2.11 Disability: Has the same meaning given to the term under the Company's long-term disability plan as in effect on December 12, 2000, whether or not the Executive has

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elected to participate in that plan and whether or not that plan has been amended or terminated before the Executive's Disability arises.

2.12 Earnings: The One-Year Libor published in the Wall Street Journal for the first business day of each Program Year.

2.13    Effective Date:  February 23, 2001.

2.14 Employment Agreement: The employment agreement dated December 12, 2000 between the Corporation and the Executive.

2.15 Enrollment Form: The form described in Article 3.00 which the Executive must complete before he may begin to accrue a Program benefit. Although a copy of this form is attached to the Program, it is not a part of the Program and may be modified by the Committee without separate action by the Board and without regard to the restrictions described in Article 8.00.

2.16    Executive:  Dan R. Carmichael.

2.17    Financial Emergency:  A current and heavy financial expense associated with:
	[1]     A sudden or unexpected illness or accident incurred by the
	Executive or a member of the Executive's immediate family; or

	[2]     The loss of the Executive's property due to casualty or
	other similar extraordinary and unforeseeable circumstance attributable to events beyond the Executive's control.

2.18 Good Reason: Without the Executive's express prior written consent, the occurrence of any one or more of the following events (the Executive will be deemed to have given his written consent to any of these events if he participates, or is entitled to participate, in the decision making process that leads to the occurrence of any of the following events):

	[1]     A material reduction in the Executive's duties,
	responsibilities or status with respect to the Corporation, as compared to those in effect on December 12, 2000;

	[2]     Deprivation of the Executive of the title of President and
	CEO of the Corporation;

	[3]     The permanent assignment to the Executive of duties
	materially inconsistent with the Executive's office on December 12, 2000;

	[4]     A requirement that the Executive relocate his principal
	office or worksite (or the indefinite assignment of the Executive) to a location more than 50 miles distant from [i] the principal office or worksite to which he was permanently assigned as of December 12, 2000 or [ii] any location to which the Executive is permanently assigned, without his consent, after December 12, 2000;

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	[5]     The failure of the Corporation to maintain the Executive's
	relative level of coverage under the employee benefit or retirement plans, policies, practices or arrangements described in Sections 3.01[4] and 3.01[5] of the Employment Agreement as in effect on December 12, 2000, both in terms of the amount of benefits provided and the relative level of the Executive's participation. However, Good Reason will not arise under this subsection if the Corporation eliminates and/or modifies any of these programs if (except as required by law or as needed to preserve the tax-character of the plan, policy, practice or arrangement) the Executive's level of coverage under all these programs is at least as great as the coverage provided to other senior executives of the Corporation; or

	[6]     Any material breach of the Employment Agreement by or on or
	in behalf of the Corporation that is not cured by the Corporation within 60 days of its receipt of written notice describing the nature of the alleged breach.

2.19 Group: Collectively, the Corporation, the Company and all Affiliates of either of them.

2.20 Program: The Ohio Casualty Insurance Company Deferred Compensation Program, as described in this document and any amendments to it.

2.21 Program Year: The period beginning on the Effective Date and ending December 31, 2001. Subsequent Program Years will be comprised of 12-consecutive month periods beginning on January 1, 2002 and each subsequent January 1 while the Program is in effect.

2.22 Retirement: The Executive's Termination of Employment for any reason other than Disability, death or for Cause at or after the date the Executive qualifies for early retirement under the terms of the Corporation's tax-qualified defined benefit pension plan as in effect on December 12, 2000, whether or not the Executive participates in the plan and whether or not that plan has been amended or terminated before the Executive's Retirement.

2.23 Section 3.01[3] Account: The recordkeeping account established under Section 4.01 to which are credited amounts promised under Section 3.01[3] of the Employment Agreement.

2.24 Section 3.02[3] Account: The recordkeeping account established under Section 4.01 to which are credited amounts promised under Section 3.02[3] of the Employment Agreement.

2.25 Termination of Employment: Discontinuance of the Executive's status as a common law employee of all Group members. For purposes of this Program, the Executive will have Terminated Employment even if he continues to serve as a consultant to or as an independent contractor with respect to any Group member (including as a member of the Board or a Group member's board of directors) after severing his common law employment relationship with each Group member.

2.26 Year of Service: Each Program Year ending before the Executive's Termination of Employment.

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			    3.00    Participation

The Executive may enter the Program as of the Effective Date but only after completing an Enrollment Form in which the Executive acknowledges that this document fully defines the Corporation's (and the Group's) liability to him under Section 3.01[3] and 3.02[3] of the Employment Agreement.

			   4.00    Program Benefit

4.01    Accounts.  As of the Effective Date, the Committee will establish a
Section 3.01[3] and a Section 3.02[3] Account in the Executive's name. Subject to the terms of this Program:

	[1]     The Section 3.01[3] Account will:

		[a]     Be credited with the amount described in Section
		4.02[1];

		[b]     Periodically be adjusted to reflect Earnings as
		described in Section 4.03;

		[c]     Become nonforfeitable under the terms of Section
		5.01[1]; and

		[d]     Will be distributed as provided in Section 5.02.

	[2]     The Section 3.02[3] Account will:

		[a]     Be credited with the amount described in Section
		4.02[2];

		[b]     Periodically be adjusted to reflect Earnings as
		described in Section 4.03;

		[c]     Become nonforfeitable under the terms of Section
		5.01[2]; and

		[d]     Will be distributed as provided in Section 5.02.

4.02 Principal Credits to Accounts. The Company will credit each Account with the following principal amounts:

	[1]     The Section 3.01[3] Account will be credited with $175,000
	as of March 31, 2002 and $175,000 as of March 31, 2003 and will not be credited with any other principal amounts but will be adjusted to reflect Earnings as described in Section 4.03.

	[2]     The Section 3.02[3] Account will be credited with $346,906
	as of the Effective Date and will not subsequently be credited with any other principal amounts but will be adjusted to reflect Earnings as described in Section 4.03.

4.03 Earnings Credited to Sections 3.01[3] and 3.02[3] Accounts. As of the last day of each Program Year, the Committee will apply the Earnings rate to the Accounts. The amount credited will be based on the Earnings rate and the number of months during the preceding Program Year for which the amount has been credited to the Accounts.

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		  5.00    Distribution of Program Benefits

5.01 Vesting. Amounts allocated to the Executive's Accounts will become nonforfeitable under the following schedules:

	[1]     Subject to this section and the terms of the Program, the
	Executive will earn a vested interest in amounts credited to his
	Section 3.01[3] Account under the following schedule:

	   Year of Service Ending:            Cumulative Vested Amount
	   ----------------------             ------------------------
	      December 31, 2002                     33-1/3 percent
	      December 31, 2003                     66-2/3 percent
	 December 31, 2004 and later                100 percent

	This vesting schedule will be applied separately to each principal amount credited to the Section 3.01[3] Account.

	[2]     Subject to this section and the terms of the Program, the
	Executive will earn a nonforfeitable interest in his Section 3.02[3] Account under the following schedule:

	   Year of Service Ending:            Cumulative Vested Amount
	   ----------------------             ------------------------
	      December 31, 2002                     25 percent
	      December 31, 2003                     50 percent
	      December 31, 2004                     75 percent
	 December 31, 2005 and later               100 percent

	[3]     Regardless of the vesting schedules described in Section
	5.01[1] and [2]:

		[a] the Executive will be fully vested [i] if he Terminates Employment because of [A] death, [B] Retirement, [C] Disability or for [D] Good Reason after a Change in Control or [ii] if the Corporation terminates the Executive's employment without Cause after a Change in Control; but

		[b]     The Executive will forfeit the undistributed balance
		of the Accounts that is not vested (determined under the schedules described in Sections 5.01[1] and 5.01[2]) if he Terminates Employment for any reason not described in
		Section 5.01[3][a] or if his employment is terminated for Cause, whether before or after a Change in Control.

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5.02    Time and Form of Payment.  Subject to this section and the terms of this Program, the vested portion of the Executive's Account balances (determined under the schedules described in Section 5.01) will be distributed in five annual installments beginning on the January 30 after the Executive's Termination of Employment and anniversaries of that date. The amount paid will be determined under the following schedule:

    Date of Distribution                Percentage of Section 3.03[3]
					  Account to be Distributed
    --------------------                -----------------------------
    First January 30 after              20 percent of vested balance as of
    Termination of Employment           the last day of the preceding
					Program Year

     Second January 30 after            25 percent of vested balance as of
     Termination of Employment          the last day of the preceding
					Program Year

     Third January 30 after             33-1/3 percent of vested balance as
     Termination of Employment          of the last day of the preceding
					Program Year

     Fourth January 30 after            50 percent of vested balance as of
     Termination of Employment          the last day of the preceding
					Program Year

     Fifth January 30 after             100 percent of vested balance as of
     Termination of Employment          the last day of the preceding
					Program Year

5.03 Hardship Distribution. In its discretion, the Committee may allow the Executive to withdraw vested amounts needed to meet a Financial Emergency. However, this may be done only if the Executive describes the nature and extent of the Financial Emergency. If an event constitutes a Financial Emergency and also qualifies for an in-service hardship withdrawal under any tax-qualified retirement plan maintained by the Corporation (or any other Group member) and in which the Executive participates, the Executive may not withdraw any amounts from the tax-qualified plan until he first exhausts amounts available under this Program. A distribution based on a Financial Emergency [1] will be taken proportionately from each of the Executive's Accounts and [2] will not be larger than the smaller of [a] the amount needed to meet the immediate financial need created by the hardship or [b] the value of the Executive's vested Account balance as of the end of the most recently completed Program Year.

5.04 Special Distribution. If any taxing authority finally establishes that the Executive is constructively in receipt of any Program benefit that has not actually been distributed and that the Executive is immediately liable for any income or other taxes (other than any taxes within the scope of Section 6.02) that normally would not be imposed until the Program benefit is actually paid to the Executive, the Committee will immediately distribute to the Executive a lump sum amount equal to that which the taxing authority has deemed the Executive to have constructively received.

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5.05    Limit on Change in Control Benefits.  If the sum of the payments described in this Program and those provided under any other plan, program or agreement between the Executive and any Group member constitute "excess parachute payments" as defined in Code Section 280G(b)(1), the Company will either:

	[1]     Reimburse the Executive for the amount of any excise tax due
	under Code Section 4999, if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.05[2]; or

	[2]     Reduce the amounts paid to the Executive under this
	Agreement so that his total "parachute payment" as defined in Code
	Section 280G(b)(2)(A) under this and any other plan, program or agreement will be $1.00 less than the amount that would be an "excess parachute payment" if this procedure provides the Executive with an after-tax amount that is larger than the after-tax amount produced under Section 5.05[1].

				6.00    Taxes

6.01 Withholding for Taxes Due on Program Payments. Regardless of any other provision of this Program, any payment due under Article 5.00 will be reduced by the amount of any federal, state and local income and wage taxes the Company is required to withhold under any applicable law or regulation from any payment made under Article 5.00.

6.02 Withholding for Taxes Due Before Payments Begin. The Committee and the Executive will agree on the method to be applied to pay the Executive's portion of any employment, wage and other taxes imposed under any applicable law or regulation on any Program benefit before that benefit is paid to the Executive. If the Committee and the Executive fail to agree on the method to be applied, the Company will withhold the amount of the Executive's liability from his other Compensation.

			  7.00    Administration

7.01 Appointment of Committee. The Program will be administered by the Committee.

7.02 Powers and Duties. The Committee is fully empowered to exercise complete discretion to administer the Program and to construe and apply all of its provisions.

These powers and duties include:

	[1]     Subject to Section 7.07, resolving disputes that may arise
	with regard to the rights of the Executive and his legal representatives under the terms of the Program. The Committee's decisions in these matters will be final in each case;

	[2]     Obtaining from the Company, each Group member and the
	Executive information that the Committee needs to determine the Executive's rights and benefits under the Program. The Committee may rely conclusively upon any information furnished by the Company or the Executive;

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	[3]     Compiling and maintaining all records it needs to administer
	the Program;

	[4]     Upon request, furnishing the Company with reasonable and
	appropriate reports of its administration of the Program;

	[5]     Authorizing the distribution of all benefits that are
	payable under the Program;

	[6]     Engaging legal, administrative, actuarial, investment,
	accounting, consulting and other professional services that the Committee believes are necessary and appropriate;

	[7]     Adopting rules and regulations for the administration of the
	Program that are not inconsistent with the terms of the Program; and

	[8]     Doing and performing any other acts provided for in the
	Program.

Also, the Committee may delegate any of the powers and duties described in subsections 7.02[2] through [4] to any other person or organization, as it deems appropriate.

7.03 Actions by the Committee. The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint one of its members to act as secretary to record all Committee action. The Committee also may authorize one or more of its members to execute papers and perform other ministerial duties on behalf of the Committee.

7.04 Indemnification. The Committee will be indemnified to the fullest extent permitted by the Corporation's certificate of incorporation and by-laws.

7.05 Conclusiveness of Action. Subject to Section 7.07, any action on matters within the discretion of the Committee will be conclusive, final and binding upon the Executive and upon all persons claiming any rights under the Program.

7.06    Payment of Expenses.
	[1]     Committee members will not be separately compensated for
	their services as Committee members. However, the Company will reimburse Committee members for all appropriate expenses they incur while carrying out their Program duties.

	[2]     The compensation or fees of accountants, counsel and other
	specialists and any other costs of administering the Program will be paid by the Company.

7.07    Resolution of Disputes.

	[1]     Arbitration will be the exclusive means of resolving all
	disputes or questions arising out of or relating to this Program. Any arbitration proceeding will be conducted before a panel of three arbitrators, one appointed by the Company, a second appointed by the Executive and a third appointed by those two arbitrators. Any arbitration may be initiated by either the Company or the

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	Executive by written notice to the other specifying the subject of the
	requested arbitration and appointing the initiating party's arbitrator.

	[2]     The arbitration will take place in Cincinnati, Ohio and will
	be conducted in accordance with the rules of the American Arbitration Association in effect when the arbitration begins. Any determination or award made or approved by at least two of the arbitrators will be final and binding on the Company and the Executive. Judgment upon any award made in any arbitration may be entered and enforced in any court having competent jurisdiction.

	[3]     The costs of arbitration will be borne solely by the person
	by which they are incurred.

			  8.00    Program Amendment

The Company, by action of the Board, may modify, alter or amend the Program at any time. However, no amendment may affect the Executive's right to receive the value of benefits accrued under the Program before the effective date of that amendment unless the Executive agrees to that reduction either in a separate written agreement or by voting, as a member of the Board, for the reduction in benefits.

			9.00    Termination of Program

9.01 Right to Terminate. The Company, by action of the Board, may terminate the Program in whole or in part at any time. However, no termination may affect the Executive's right to receive the value of benefits accrued under the Program before the effective date of that termination unless the Executive agrees to that reduction either in a separate written agreement or by voting, as a member of the Board, for the reduction in benefits.

9.02 Automatic Termination. This Program will automatically terminate as of the date the Executive has received all of the benefits he is entitled to received under the terms of this document.

9.03 Merger and Consolidation. If the Program is merged into or consolidated with any other plan, the Executive will be entitled to a benefit immediately after the merger or consolidation (determined as if the surviving plan had then terminated) at least equal to the benefit he had accrued immediately before the merger or consolidation (determined as if the Program terminated immediately before that merger or consolidation).

9.04 Successor Employer. If the Company dissolves, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Program, in which case the successor will be substituted for the Company under the terms and provisions of this Program. The substitution of the successor for the Company will constitute an assumption by the successor of all Program liabilities and the successor will have all of the powers, duties and responsibilities of the Company under the Program.

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			      10.00   Funding

This Program constitutes an unfunded, unsecured promise by the Company to pay only those benefits that are accrued by the Executive under the terms of the Program. Neither the Company nor any Group member will segregate any assets into a fund established exclusively to pay Program benefits unless the Company, in its sole discretion, establishes a trust for this purpose. Neither the Company nor any Group member is liable for the payment of Program benefits that are actually paid from a trust established for that purpose. Also, the Executive has only the rights of a general unsecured creditor and does not have any interest in or right to any specific asset of the Company or any Group member. Nothing in this Program constitutes a guaranty by the Company, any Group member or any other entity or person that the assets of the Company, any Group member or any other entity will be sufficient to pay Program benefits.

			   11.00   Miscellaneous

11.01 Voluntary Program. The Program is purely voluntary on the part of the Company; neither the establishment of the Program nor any amendment to it nor the creation of any fund or account nor the payment of any benefits may be construed as giving any person [1] a legal or equitable right against the Company, any Group member or the Committee other than those specifically granted under the Program or conferred by affirmative action of the Committee or the Company or any Group member in a manner that is consistent with the terms and provisions of this Program or [2] the right to be retained as an employee.

11.02 Nonalienation of Benefits. The Executive's right to receive Program benefits may not be assigned, transferred, pledged or encumbered, including by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge, encumber or devise a Program benefit will be null and void and of no legal effect.

11.03 Inability to Receive Benefits. Any Program benefit payable to the Executive after he is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his person or estate. Also, if the Committee, in its sole discretion, concludes that the Executive is unable to manage his financial affairs, the Committee may, but is not required to, direct the Company to distribute Program benefits to any one or more of his spouse, lineal ascendants or descendants or other close living relatives of the Executive who demonstrates to the satisfaction of the Committee the propriety of those distributions. Any payment made under this section will completely discharge the Program's liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.

11.04 Inability to Locate Executive. The Executive is obliged to keep the Committee apprised of his current mailing address. The Committee's obligation to search for the Executive is limited to sending a registered or certified letter to the Executive's last known address. If the Executive does not file a claim for benefits with the Committee, all unpaid Program benefits will be forfeited no later than 12 months after benefits are otherwise payable.

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11.05   Limitation of Rights.  Nothing in the Program, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than the Company, the Group and the Executive) any right, remedy or claim under or by reason of this Program.

11.06 Invalid Provision. If any provision of this Program is held to be illegal or invalid for any reason, the Program will be construed and enforced as if the offending provision had not been included in the Program. However, that determination will not affect the legality or validity of the remaining parts of this Program.

11.07 One Program. This Program may be executed in any number of counterparts, each of which will be deemed to be an original.

11.08 Governing Law. The Program will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.

11.09 Coordination With Other Programs. The Executive's right to any benefits accrued or payable under this Program will be determined solely by reference to the terms of this Program document and will be unaffected by any other document or agreement between the Executive and the Company or any other Group Member.

IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed this Program to be effective as of February 23, 2001.

				       THE OHIO CASUALTY INSURANCE COMPANY

					  By:
					     ------------------------------

					  Title:
						 --------------------------


				       OHIO CASUALTY CORPORATION

					  By:
					     ------------------------------

					  Title:
						 --------------------------

				       DAN R. CARMICHAEL

					     ------------------------------

					  Date:
						 --------------------------

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

		     THE OHIO CASUALTY INSURANCE COMPANY

			DEFERRED COMPENSATION PROGRAM

			      (Dan R. Carmichael)

				Enrollment Form

By completing this application and signing below, I acknowledge that:

    - The terms of The Ohio Casualty Insurance Company Deferred Compensation Plan ("Plan") fully implements the commitment described in Sections 3.01[3] and 3.02[2] of the employment agreement ("Employment Agreement") dated December 12, 2000 between myself, The Ohio Casualty Insurance Company ("Company") and Ohio Casualty Corporation ("Corporation");

    - I have received a copy of, read and understand the Plan document;

    - Participation in this plan gives me no additional employment rights;

    - No funds will be set aside into a trust or otherwise to pay Plan benefits; these will be paid only from the Company's general assets; and

    - Any death benefit payable from the Plan will be paid to the person I name on a separate beneficiary designation form.


    -----------------------------                  ----------------------
    Dan R. Carmichael                                    (Date signed)



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